UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2012, Enphase Energy, Inc. (“Enphase” or the “Company”) appointed Kris Sennesael, age 43, to be its Vice President and Chief Financial Officer. In such capacity, Mr. Sennesael will serve as the Company’s principal financial officer, effective immediately. Prior to joining Enphase, Mr. Sennesael served as Chief Financial Officer of Standard Microsystems Corporation (SMSC), a global fabless semiconductor company, from January 2009 until August 2012. Prior to joining SMSC, he served as Vice President of Operations Finance at ON Semiconductor Corporation, a supplier of high performance, silicon solutions for energy efficient electronics, from March 2008 to January 2009. From 2002 until March 2008 he served in various roles, most recently as Vice President of Operations Finance, at AMI Semiconductor, Inc., a worldwide leader in design and manufacturing of semi-custom and custom integrated circuits worldwide.

Under the terms of the offer letter from the Company to Mr. Sennesael, dated September 17, 2012 (the “Offer Letter”), Mr. Sennesael will receive an initial base salary of $300,000 per year and a sign on bonus of $150,000; provided, if Mr. Sennesael voluntarily leaves employment with the Company prior to September 24, 2013, he will be required to return the total amount of this one-time bonus. Mr. Sennesael will be eligible under the Company’s performance bonus program for an annual bonus for 2012 and 2013 targeted at 60% of his base salary, pro-rated for the remainder of 2012, dependent on the Company’s achievement of its corporate objectives and his achievement of his individual performance targets, as determined by the Compensation Committee of the Board of Directors of the Company.

The Company has also granted Mr. Sennesael an option to purchase 150,000 shares of the Company’s common stock under its 2011 Equity Incentive Plan (the “2011 Plan”) having an exercise price equal to the fair market value of the Company’s common stock on the grant date, which option shares will vest over four years, with 25% vesting one year after his employment start date and the remainder vesting in equal monthly installments over the next 36 months of continuous service, and 150,000 restricted stock units (the “RSUs”), with 25% of the RSUs vesting one year after his employment start date and the remainder vesting in equal quarterly installments over the next 12 quarters of continuous service.

Mr. Sennesael will also enter into a Change in Control and Severance Agreement (the “Change in Control Agreement”) with the Company pursuant to which Mr. Sennesael will be entitled to certain specified severance benefits in the event that his employment is terminated without cause, in connection with or within 24 months following a change in control. Such severance benefits include a cash payment equal to three months of salary, full payment of all applicable COBRA premiums for up to three months, and acceleration in full of the vesting and exercisability, and termination of any of repurchase rights, with respect to outstanding options and other equity awards then held by Mr. Sennesael.

The foregoing is only a brief description of the above-specified compensatory arrangements, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Offer Letter and the Change in Control Agreement to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

In connection with Mr. Sennesael’s appointment, Sanjeev Kumar ceased to serve as the Company’s principal financial officer but will remain employed by the Company until November 15, 2012. Mr. Kumar’s separation arrangement was previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2012	ENPHASE ENERGY, INC.

	By:	/s/ Paul B. Nahi
Paul B. Nahi
President and Chief Executive Officer